                                                                  Exhibit 3.2


                                   APPENDIX A

                             ARTICLES OF AMENDMENT
                                       OF
                       GRAY COMMUNICATIONS SYSTEMS, INC.

                                       1.

    The name of the corporation is Gray Communications Systems, Inc.

                                       2.

    The Articles of Incorporation of the Corporation are amended by striking paragraphs one and two of Article 4 and the section entitled "Common Stock" of
Article 4 thereof in their entirety and inserting in lieu thereof amended paragraphs one and two of Article 4 and an amended section entitled "Common Stock" of Article 4 as set forth in Exhibit A attached hereto.

                                       3.

    Upon the filing of these Articles of Amendment with the Secretary of State of the State of Georgia (the "Effective Date"), and without any further action on the part of the Corporation or its shareholders, each share of the Corporation's Class A Common Stock, no par value, one vote per share (the "Existing Class A Common Stock"), then issued (including shares held in the treasury of the Corporation) shall automatically be reclassified, changed and converted into one share of Class A Common Stock, no par value, having ten votes per share. Certificates previously representing shares of Existing Class A Common Stock shall be deemed to represent shares of Class A Common Stock.

                                       4.


    Upon the Effective Date and without any further action on the part of the Corporation or its shareholders, each share of the Corporation's Class B Common Stock, no par value, non voting (the "Existing Class B Common Stock") then issued (including shares held in the treasury of the Corporation) shall automatically be reclassified, changed and converted into one share of Class B Common Stock, no par value, having one vote per share. Certificates previously representing shares of Existing Class B Common Stock shall be deemed to represent shares of Class B Common Stock.


                                       5.


    This amendment was duly adopted by the shareholders  of the Corporation on
August   , 1996, in accordance with the provisions of O.C.G.A. 14-2-1003.


    IN WITNESS WHEREOF, the Corporation  has caused these Articles of Amendment
to be executed by its duly authorized officer on this the      day of         ,
1996.

                                  GRAY COMMUNICATIONS SYSTEMS, INC.

                                  By:
                                        ----------------------------------------

                                  Its:
                                        ----------------------------------------

                                4.

     The total number of shares of all classes which the Corporation shall have authority to issue is 50,000,000 shares, consisting of 15,000,000 shares of Class A Common Stock, no par value ("Class A Common Stock"); 15,000,000 shares of Class B Common Stock, no par value ("Class B Common Stock"); and 20,000,000 shares of Preferred Stock ("Preferred Stock").

     The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualification, and terms and conditions of redemptions of the shares of each class of stock are as follows:

                           COMMON STOCK

     The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

           (a) VOTING.  Holders of Class A Common Stock are entitled to ten
     (10) votes per share. Holders of Class B Common Stock are entitled to one (1) vote per share. All actions submitted to a vote of shareholders are voted on by holders of Class A and Class B Common Stock voting together as a single class, except as otherwise provided herein or by law.

          (b) DIVIDENDS AND OTHER DISTRIBUTIONS. Holders of Class A Common Stock and holders of Class B Common Stock are entitled to receive dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor. Each share of Class A Common Stock and each share of Class B Common Stock shall have identical rights with respect to dividends and distributions (including distributions in connection with any recapitalization, and upon liquidation, dissolution or winding up, either partial or complete, of the Corporation.)

          (c) CLASS B RIGHTS.
             (1) If, after the date on which the Articles of Amendment adding this provision to these Articles are filed with the Secretary of State of Georgia (the "Effective Date"), any person or group acquires beneficial ownership of 100% of the then issued and outstanding shares of Class A Common Stock (such acquisition making such person or group a "Significant Shareholder"), and such person or group does not immediately after such acquisition beneficially own an equal percentage of the then issued and outstanding shares of Class B Common Stock, such Significant Shareholder must, within a 90-day period beginning the day after becoming a Significant Shareholder, commence a public tender offer in compliance with all applicable laws and regulations to acquire additional shares of Class B Common Stock (a "Class B Protection Transaction") as provided in this subsection (c) of the section entitled "Common Stock" of this Article 4.

             (2) In a Class B Protection Transaction, the Significant Shareholder must offer to acquire from all the other holders of the Class B Common Stock all of the issued and outstanding shares of Class B Common Stock beneficially owned by them. The Significant Shareholder must acquire all shares validly tendered.

             (3) The offer price for any shares of Class B Common Stock required to be purchased by a Significant Shareholder pursuant to a Class B Protection Transaction shall be the greater of (i) the highest price per share paid by the Significant Shareholder for any share of Class A Common Stock or Class B Common Stock (whichever is higher) in the six-month period ending on the date such person or group became a Significant Shareholder and (ii) the highest closing price of a share of Class A Common Stock or Class B Common Stock (whichever is higher) on The New York Stock Exchange (or such other quotation system or securities exchange constituting the principal trading market for either class of Common Stock) during the 30 calendar days preceding the date such person or group became a Significant Shareholder. If the Significant Shareholder has acquired Class A Common Stock or Class B Common Stock in the six-month period ending on the date such person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per share of Class A Common Stock or Class B Common Stock shall be as determined in good faith by the Board of Directors.

             (4) The requirement to engage in a Class B Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares for which tender was sought in the required offer.

             (5) If a Significant Shareholder fails to make an offer required by this subsection (c) of the section entitled "Common Stock" of this
     Article 4, or to purchase shares validly tendered and not withdrawn, such Significant Shareholder shall not be entitled to vote any shares of Class A Common Stock beneficially owned by such Significant Shareholder and acquired by such Significant Shareholder after the Effective Date that exceeded such Significant Shareholders comparable percentage of Class B Common Stock unless and until such requirements are complied with or unless and until all shares of Class A Common Stock which would require an offer to be made are no longer owned by such Significant Shareholder. To the extent that the voting power of any shares of Class A Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose under these Articles of Incorporation or the Georgia Business Corporation Code.

             (6) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Stock will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last filed of (i) the Corporation's most recent Annual Report on Form 10-K, (ii) its most recent definitive proxy statement, (iii) its most recent Quarterly Report on Form 10-Q or
     (iv) if any, its most recent Current Report on Form 8-K.

             (7) For purposes of this subsection (c) of the section entitled "Common Stock" of this Article 4, the term "person" means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity. The terms
     "beneficial ownership" and "group" have the same meanings as used in Regulation 13D promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the following qualifications: (i) relationships by blood or marriage between or among any persons will not constitute any of such persons a member of a group with any other such persons, absent affirmative attributes of concerted action; (ii) any person acting in his official capacity as a director or officer of the Corporation shall not be deemed to beneficially own shares of Common Stock where such beneficial ownership exist solely by virtue of such person's status as a trustee (or similar position) with respect to shares of Common Stock held by plans or trusts for the general benefit of employees or retirees of the Corporation, and actions taken or agreed to be taken by him in such official capacity or in any other official capacity will not be deemed to constitute such a person a member of a group with any other person; and (iii) formation of a group will not be deemed to be an acquisition by the group (or any member thereof) of beneficial ownership of any shares of Class A
     Common Stock then owned by a group member and acquired by such member from the Corporation, by operation of law, by will or the laws of descent or distribution, by charitable contribution or gift, or by foreclosure of a bona fide loan. Furthermore, for the purposes of calculating the number of shares of Class B Common Stock beneficially owned by such shareholder or group: (a) shares of Class B Common Stock acquired by gift shall be deemed to be beneficially owned by such shareholder or member of such group only if such gift is made in good faith and not for the purposes of circumventing the Class B Rights;
     (b) only shares of Class B Common Stock owned of record by such shareholder or member of such group, or held by others as nominees of such shareholder or member and identified as such to the Corporation, shall be deemed to be beneficially owned by such shareholder or group (provided that shares with respect to which such shareholder or member has sole investment and voting power shall be deemed to be beneficially owned thereby); and (c) only shares of Class B Common Stock acquired by such shareholder or member of such group for an "equitable price" shall be treated as being beneficially owned by such shareholder or group. An "equitable price" will be deemed to have been paid only when shares of Class B Common Stock have been acquired at a price at least equal to the greater of
     (i) the highest price per share paid by the Significant Shareholder in cash or in non-cash consideration, for any shares of Class A Common Stock or Class B Common Stock (whichever is higher) in the six-month period ending on the date such person or group became a Significant Shareholder and (ii) the highest closing price of a share of Class A
     Common Stock or Class B Common Stock (whichever is higher) on The New
     York Stock Exchange (or such other quotation system or securities exchange constituting the principal trading market for either class of Common Stock) during the 30 calendar days preceding the date such person or group became a Significant Shareholder, with the value of any non-cash consideration in either case being determined by the Board of Directors acting in good faith.

               (d) PREEMPTIVE RIGHTS. The holders of the Class A Common
     Stock and Class B Common Stock do not have preemptive rights enabling them to subscribe for or receive shares of any class of stock of the Corporation or any other securities convertible into shares of any class of stock of the Corporation.

                (e) MERGER AND CONSOLIDATION. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), or a statutory share exchange involving the Common Stock, the holders of Class B Common Stock shall be entitled to receive the same amount and form of consideration per share as the per share consideration, if any, received by the holders of the Class A Common Stock in such merger or consolidation.

                    (f) SUBDIVISION OF SHARES. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

               (g) POWER TO SELL AND PURCHASE SHARES. The Board of
     Directors shall have the power to cause the Corporation to issue and sell all or any part of any class herein or hereafter authorized to such persons, firms, associations, or corporations, and for such consideration, as the Board or Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. The Board of Directors shall have the power to cause the Corporation to purchase any class of stock herein or hereafter authorized from such persons, firms, associations, or corporations, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon to purchase of the same number of shares of another class, and as otherwise permitted by law.

                    (h) AMENDMENTS. In addition to any other vote provided for by law, by these Articles or the By-Laws of the Corporation or by the Board to Directors, the affirmative vote of at least a majority of the vote cast by the holders of shares of Class B Common Stock, voting as a separate group, at any meeting of shareholders shall be required to amend, alter or repeal any provision of Article 4 (c).